As filed with the Securities and Exchange Commission on February 28, 2019

Registration No. 333-222040

Registration No. 333-151317

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-222040

Post-Effective Amendment No. 2 to

Form S-8

Registration Statement No. 333-151317

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Midstream Operating, LP

(Exact name of registrant as specified in its charter)

Delaware	26-1075808
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification NUMBER)

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

(832) 636-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WESTERN GAS PARTNERS, LP 2008 LONG-TERM INCENTIVE PLAN

WESTERN GAS PARTNERS, LP 2017 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Philip H. Peacock

Senior Vice President, General Counsel and Corporate Secretary

1201 Lake Robbins Drive

The Woodlands, Texas 77380-1046

Telephone: (832) 636-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Alan Beck

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-3708

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Western Gas Partners, LP, a Delaware limited partnership subsequently renamed Western Midstream Operating, LP (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 333-222040 on Form S-8 filed by the Registrant with the Commission on December 13, 2017, pertaining to the registration of 129,289 of the Registrant’s common units representing limited partner interests (“Common Units”) for offer or sale pursuant to the Western Gas Partners, LP 2008 Long-Term Incentive Plan and the Western Gas Partners, LP 2017 Long Term Incentive Plan; and

•

Registration Statement No. 333-151317 on Form S-8 filed by the Registrant with the Commission on May 30, 2008, pertaining to the registration of 2,250,000 of the Registrant’s Common Units for offer or sale pursuant to the Western Gas Partners, LP 2008 Long-Term Incentive Plan, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on December 13, 2017.

Pursuant to the Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018 (the “Merger Agreement”), by and among the Registrant, Western Gas Holdings, LLC (“WES GP”), Western Gas Equity Partners, LP (“WGP”), Western Gas Equity Holdings, LLC, Anadarko Petroleum Corporation, Anadarko E&P Onshore LLC, Clarity Merger Sub, LLC (“Merger Sub”), WGR Asset Holding Company LLC (“WGRAH”), WGR Operating, LP, Kerr-McGee Gathering LLC, Kerr-McGee Worldwide Corporation, APC Midstream Holdings, LLC, and Delaware Basin Midstream, LLC (“DBM”), through a series of reorganization transactions (the “Transactions”), among other things, (i) Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity and (ii) each Common Unit issued and outstanding immediately prior to the effective time of the Merger (other than certain Common Units owned by WGP or subsidiaries of WGP or WES GP and certain Common Units owned by WGRAH) was converted into the right to receive 1.525 common units representing limited partner interests in WGP, rounded up to the nearest whole Common Unit.

In connection with the Transactions contemplated by the Merger Agreement, the Registrant terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of such offerings, the Registrant hereby removes from registration by means of these Post-Effective Amendments any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on February 28, 2018. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

WESTERN MIDSTREAM OPERATING, LP

By:	Western Midstream Operating GP, LLC,its general partner

By:	/s/ Robin H. Fielder
Name:	Robin H. Fielder
Title:	President and Chief Executive Officer